                                 EXHIBIT 12.1

                          Compass Aerospace Corporation

         Statements re Computation of Ratio of Earnings to Fixed Charges

      The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and one third of operating rental expense, which management believes is representative of the interest component of rental expenses.

                                           Compass Aerospace
                                             Corporation                                        Brittain Machine, Inc.(1)
                                        for the       for the                                  for the years ended June 30
                                       Year Ended   36 Days Ended     for the period from
                                       December 31,  December 31,       June 30, 1997 to
                                           1998         1997             April 21, 1998    1997       1996      1995      1994
                                       --------------------------     ---------------------------------------------------------
Fixed Charges

Interest (income) expense, net           8,493           166              385              398        403       359        293

Interest portion of Net Rental             416            53               17               52         40        42         42
Expense
                                       --------------------------     --------------------------------------------------------
Total Fixed Charges                      8,909           219              402              450        443       401        335
                                       ==========================     ========================================================
Earnings

Income (loss) before taxes               2,347           117            7,879            6,114      4,383      (414)     3,154

Fixed Charges                            8,909           219              402              450        443       401        335
                                       --------------------------     --------------------------------------------------------
Total Adjusted Earnings                 11,256           336            8,281            6,564      4,826       (13)     3,489
                                       ==========================     ========================================================
Ratio of earnings to fixed charges         1.3           1.5             20.6             14.6       10.9      (0.0)      10.4
                                       ==========================     ========================================================


                                       for the Nine         for the Nine
                                       Months Ended         Months Ended
                                    September 30, 1999   September 30, 1999
                                    ---------------------------------------
Fixed Charges

Interest (income) expense, net            15,672               4,858

Interest portion of Net Rental               618                 295
Expense
                                    ---------------------------------------
Total Fixed Charges                       16,290               5,153
                                    =======================================
Earnings


Income (loss) before taxes                (6,545)              2,153

Fixed Charges                             16,290               5,153
                                    ---------------------------------------
Total Adjusted Earnings                    9,745               7,306
                                    =======================================
Ratio of earnings to fixed charges           0.6                 1.4
                                    =======================================
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(1)   Brittain Machine, Inc. is included as the predecessor of Compass Aerospace
      Corporation.